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                                   PROSPECTUS


                                 420,000 SHARES

                                       OF

                         MERGE TECHNOLOGIES INCORPORATED

                                  COMMON STOCK
                                ($0.01 PAR VALUE)

         This Prospectus relates to our public offering of up to 420,000 shares of Common Stock, $.01 par value (the "Shares" or the "Common Stock").

         We, 3032854 Nova Scotia Company ("NS Company") and Interpra Medical Imaging Network, Ltd. ("Interpra") entered into a Purchase Agreement which resulted in us owning 100% of NS Company, and NS Company owning 100% of the voting equity securities of Interpra. At the same time as it entered into the Purchase Agreement, Interpra issued certain non-voting exchangeable Interpra shares (the "Exchangeable Shares") to the old Interpra shareholders. The Exchangeable Shares allow Interpra shareholders to exchange each Exchangeable Share for one share of our Common Stock. (For a description of the conversion provisions of the Exchangeable Shares, see "Plan of Distribution").

         Our Shares trade on the Nasdaq SmallCap Market under the symbol "MRGE." On April 7, 2000, the last reported bid price was $3.875 for the Shares.

         SEE "RISK FACTORS" FOR INFORMATION THAT SHOULD BE CONSIDERED BY
                              PROSPECTIVE INVESTORS



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE

                  The date of this Prospectus is April 10, 2000

                       DOCUMENTS INCORPORATED BY REFERENCE


         We are incorporating in this Prospectus by reference the following documents filed by the Company with the Commission:

         1. Our Annual Report on Form 10-KSB, for fiscal year ended December 31, 1999.

         2. All documents we subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of the offering made by this Prospectus are incorporated by reference in this Prospectus.

         3.       The Company's Form 8-A dated January 9, 1998.

         Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.


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         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT
PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM US. REQUESTS TO OBTAIN SUCH DOCUMENTS SHOULD BE DIRECTED TO US AT 1126 SOUTH 70TH STREET, SUITE 107B, MILWAUKEE, WISCONSIN 53214-3151 (TELEPHONE: (414) 977-4000).









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         RISK FACTORS

         This offering involves a high degree of risk. Prospective investors in the Shares should consider carefully, among other things, the following risk factors with respect to us and this offering.

LACK OF CONSISTENT PROFITABILITY; HISTORY OF OPERATING LOSSES

         Although we experienced significant revenue growth from fiscal 1994 through fiscal 1996, we incurred net losses of approximately $2,898,821 in fiscal 1999 and approximately $1,919,970 in fiscal 1998, respectively. There can be no assurance that we will achieve profitability in the future. As of December 31, 1999 we had working capital of approximately $4,323,000.

OPERATING RESULTS MAY FLUCTUATE

         Our operating results are subject to quarterly and other fluctuations due to a variety of factors. A significant portion of our business is derived from orders placed by OEMs, and the timing of such orders could cause material fluctuations in our business and operating results. Other factors that may cause our operating results to fluctuate include changes in sales volumes through our distribution channels, changes in the mix of products sold, the timing of new product announcements and introductions by us and our competitors, market acceptance of new or enhanced versions of our products, availability and cost of products from our suppliers, competitive pricing pressures, the gain or loss of significant customers, increased research and development expense associated with new product introductions and economic conditions generally or in various geographic areas. All of the above factors are difficult for us to forecast, and these or other factors can materially affect our operating results for one quarter or series of quarters. In addition, our gross margins may decrease in the future as a result of increasing sales of lower margin products and volume discounts. We expect to continue to increase our operating expenses for personnel and new product development. If we do not achieve increased levels of sales commensurate with these increased levels of operating expenses, our business and operating results will be materially adversely affected. There can be no assurance that we will be profitable on a quarterly or annual basis. Fluctuations in operating results may also result in fluctuations in the price of our Common Stock.

INCREASED CREDIT AND PAYMENT RISKS ASSOCIATED WITH END-USER SALES

         We currently market and sell a significant portion of our products to OEMs. We have not, in the past, experienced significant nonpayment or delays in payment on receivables from these customers. Increased direct sales to end-users, such as hospitals, may create delays in payment of receivables to us and may also increase the risk of nonpayment of receivables. We may bear increased interest expense if we experience delays in receipt of payment on receivables as a result of increased sales directly to end-users as a percentage of total sales.

WE MUST RESPOND TO TECHNOLOGICAL CHANGE; RISKS OF OUR INVOLVEMENT WITH RAPIDLY DEVELOPING TECHNOLOGY

         The markets for our Company's products are characterized by rapid technological advances, product obsolescence, changes in customer requirements and evolving regulatory requirements and industry standards. Our future prospects will depend in part on our ability to enhance our medical image networking and information management products in a timely manner and to identify, develop and achieve market acceptance of new products that address new technologies and standards and meet customer needs in the medical imaging network and information management markets. There can be no assurance that we will be able to respond to technological advances, changes in customer requirements or changes in regulatory requirements or industry standards or that we will be able to develop and market new products successfully. Any failure by us to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements, or changes in regulatory requirements or industry standards, or any significant delays in the development, introduction or shipment of products, could have a material adverse effect on our business and operating results. In anticipation of new product introductions by us or its competitors, customers could refrain from purchasing our existing products. New products could render certain of our existing products obsolete. Any of these events could materially adversely affect our business and operating results. In addition, third-party payers, such as governmental programs and private insurance plans, can indirectly affect the pricing or relative attractiveness of our products by regulating the maximum amount of reimbursement that they will provide for the taking, storing and interpretation of medical images. A decrease in the reimbursement amounts for radiological procedures may decrease the amount which physicians, clinics and hospitals are able to charge patients for such services. As a result, adoption of new







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technologies may slow as capital investment budgets are reduced, thereby significantly reducing the demand for our products.

WE DEPEND ON MAJOR CUSTOMERS

         We sell a majority of our products to a relatively limited number of OEMs, VARs and dealers. Aggregate sales to our ten largest customers represented approximately 70% and 71% of our net sales in 1998 and 1999, respectively. During 1999, Marconi and Konica accounted for approximately 18% each of our net sales. During 1999, Marconi accounted for 17% of our net sales and Konica, Philips and Fuji accounted for approximately 11% each of our net sales. There can be no assurance that our current customers will continue to place orders with us or that we will be able to obtain orders from new customers. The loss of any one or more of our major customers could materially adversely affect our business and operating results. None of our customers is subject to any minimum purchase requirements, and many of our VAR and OEM customers offer competitive systems manufactured by third parties. Each of our VAR and OEM customers and dealers, including Picker, can cease marketing products at their respective option, and the loss of one or more significant customers could materially adversely affect our business and operating results.

EXPANSION OF INTERNATIONAL SALES EFFORTS; CURRENCY RISK

         An important component of our business plan includes increasing our sales to customers outside the United States, which represented 39% of our net sales as of December 31, 1999. In order to increase overseas sales, it may be necessary or desirable for us to expand our sales force, or establish additional offices outside the United States. The increased costs of hiring new personnel or establishing offices could have a material adverse effect on our results of operations and financial condition.

         We do not hedge against risks associated with receipt of foreign currency. We do, however, anticipate that if sales denominated in foreign currency increase in the future, we may deem it advisable to hedge against risks associated with receipt of foreign currency. No assurance can be given that such hedging, if undertaken, will prevent us from incurring losses due to currency fluctuation.

         In order to increase foreign sales, it may be necessary or desirable for us to expand our sales force, or establish additional offices outside the United States. The increased costs of hiring new personnel or establishing offices could have a material adverse effect on our results of operations and financial condition.

DEPENDENCE UPON KEY PERSONNEL

         Our continued success will depend to a significant degree upon the efforts and abilities of our senior management, in particular, William C. Mortimore, our President and Chief Executive Officer, William L. Stafford, Vice President, Sales-OEM/VAR, David M. Noshay, Vice President, Strategic Marketing, Michael J. Franco, Vice President, Engineering and Chief Technology Officer, Anton van Kimmenade, Vice President, Woldwide Service and Colleen M. Doan, Chief Financial Officer. Of these key personnel, only Mr. Mortimore and Mr. van Kimmenade have employment agreements with us. The loss of the services of any of these officers could have a material adverse effect on us. We presently maintain a term life insurance policy covering the life of Mr. Mortimore, the proceeds of which would be payable to us.

POTENTIAL DIFFICULTY IN HIRING ADDITIONAL SALES AND ENGINEERING PERSONNEL

         Our ability to carry out our business plan depends in part upon our ability to hire and retain skilled sales and marketing professionals and engineering specialists. Although we believe we will be able to hire qualified personnel for such purposes, an inability to do so could materially adversely affect our ability to market, sell and enhance our product lines. The market for qualified experienced sales and marketing professionals and engineering specialists has historically been, and we expect that we will continue to be, intensely competitive. The inability to recruit and retain qualified employees could materially adversely affect our results of operations and financial condition.





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PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

         We have received U.S. Patent No. 5,740,428 dated April 14, 1998, U.S. Patent No. 5,950,207 dated September 7, 1999, New Zealand Patent No. 306009 dated February 7, 1996 and Australia Patent No. 704804 dated August 12, 1999 for our CaseWorks product. A U.S. patent has been applied for Distributed Architecture for Health Care Environment, Patent Application No. 09/151902. We have also applied for additional foreign patents; however we generally do not rely solely on patent protection with respect to our products. Instead, we rely on a combination of copyright and trade secret laws, employee and third party confidentiality agreements and other measures to protect intellectual property rights pertaining to our systems and technology. There can be no assurance, however, that applicable copyright or trade secret laws or these agreements will provide meaningful protection of our copyrights, trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such copyrights, trade secrets, know-how or other proprietary information. In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that third parties will not assert patent, copyright or other intellectual property infringement claims against us with respect to our products or technology or other matters. Any such claims against us, with or without merit, as well as claims initiated by us against third parties, can be time-consuming and expensive to defend or prosecute and resolve. To date, we have not initiated any intellectual property infringement claims, and no such claims have been asserted against us.

GOVERNMENT REGULATION

         The manufacturing and marketing of our products are subject to government regulation as medical devices in the United States by the United States Food and Drug Administration (the "FDA") and in other countries by corresponding foreign regulatory authorities. The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive and uncertain. We believe that our success depends upon commercial sales of improved versions of our products, certain of which cannot be marketed in the United States and other regulated markets unless and until we obtain clearance or approval from the FDA and its foreign counterparts. Failure to comply with applicable regulatory requirements could result, among other things, in warning letters, seizures of our products, total or partial suspension of our production operations, refusal of the government to grant market clearance or pre-market approval, withdrawal of approvals or criminal prosecution.

         We are also subject to other federal, state and local laws and regulations relating to safe working conditions and manufacturing practices. In addition, sales of our products outside the United States are subject to various foreign regulatory requirements. The extent of government regulation that might result from any future legislation or administrative action cannot be predicted. Failure to comply with domestic regulatory requirements or to obtain any necessary foreign certifications or regulatory approvals, or any other failure to comply with regulatory requirements outside the United States could have a material adverse effect on our business, financial condition and results of operations.

PRODUCT LIABILITY; RISK OF PRODUCT DEFECTS

         We have licensing agreements with certain of our customers, which typically contain provisions designed to limit our exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in our license agreements may not be effective under the laws of certain jurisdictions. Furthermore, although we try to include provisions limiting our exposure to product liability in our sales agreements, we are not always successful in doing so. Moreover, some of our products are sold without agreements addressing product liability claims at all. Although we have not experienced any product liability claims to date, the sale and support of products by us may entail the risk of such claims, and there can be no assurance that we will not be subject to such claims in the future. Although we have procured product liability insurance, there can be no assurance that we will continue to obtain such insurance on favorable terms or that such insurance will be sufficient to fully protect us against a successful product liability claim. A successful product liability claim brought against us could have a material adverse effect on our business, results of operations and financial condition. Software products such as those offered by us occasionally contain errors or failures, especially when first introduced or when new versions are released. Although we conduct extensive product testing, we could in the future lose or delay recognition of revenues as a result of software errors or defects, the failure of our products to meet customer specifications or otherwise. Although to date, our business has not been materially adversely affected by any such errors, defects or failure to meet specifications, there can be no assurance that defects will not be found in new products or releases after commencement of commercial shipments or that such products will meet customer specifications, resulting in loss or deferral of revenues, diversion of resources, damage to our reputation, or




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increased service and warranty and other costs, any of which could have a material adverse effect upon our business, operating results and financial condition.

MARKETS FOR OUR COMPANY'S PRODUCTS ARE HIGHLY COMPETITIVE

         The markets for our products are highly competitive. Many of our customers purchase products from both us and our competitors. We have two primary competitors in the imaging acquisition network business, which includes our MergeMVP product. In the DICOM software package business, we primarily compete directly and indirectly with a number of other entities, including the Radiological Society of North America ("RSNA"), which offers a version of DICOM (originally developed by Mallinckrodt Institute of Radiology) as "freeware" available to be downloaded without charge from the Internet, but which offers more limited features and no user support. We also face competition from picture archiving and communication systems ("PACS") manufacturers.

         In the application of MergeWorks Connectivity Products specifically for hardcopy film networks, which include the MergeAPS print server and the MergeXPI printer interface, we compete with multiple film vendors. However, since the MergeAPS print server works with any of the laser film printers available from these vendors, these companies also have purchased products from us when they have needed to interface with other competing manufacturers' products. We expect competition to increase in the future from existing competitors and from other companies that may enter our existing or future markets. We could also face competition from networking equipment and telecommunications manufacturers if such companies were either to develop DICOM capability for their products, or purchase from one of our competitors products that provide DICOM capability.

         We have one primary competitor with a similarly broad product line in the market for integrating the management of clinical and administrative medical information in the manner of the Integrated Healthcare Enterprise ("IHE") framework that was formulated by a joint activity of RSNA and the Hospital Information Management System Society ("HIMSS"). Competition could also arise from medical imaging companies or healthcare IT companies which choose to offer a wider product suite embracing the IHE framework.

         Many of our current and potential competitors have greater resources than we have in areas including finance, research and development, intellectual property and marketing. Many of these competitors also have broader product lines and longer standing relationships with customers in the medical imaging field than those we have.

         We believe that our ability to compete successfully depends on a number of factors both within and outside of our control, including: applications innovation; product quality and performance; price; experienced sales, marketing and service organizations; rapid development of new products and features; continued active involvement in the development of DICOM and other medical communication standards; and product and policy decisions announced by our competitors. There can be no assurance that we will be able to compete successfully with existing or new competitors.

ADDITIONAL FUNDING MAY BE NECESSARY

         Internally generated cash flows are expected to be sufficient to support operations during the next 12 months. Thereafter, if cash generated from operations is insufficient to satisfy our projected requirements, or if we elect to use funds for additional acquisitions or other matters, we may be required to sell additional equity or debt securities or obtain bank financing or other credit facilities.

NO INTENTION TO DECLARE OR PAY DIVIDENDS

         We do not currently intend to declare or pay any cash dividends on the Common Stock in the foreseeable future and we anticipate that earnings, if any, will be used to finance the development and expansion of our business. We also anticipate that we may in the future seek to obtain a loan, revolving credit agreement or other financing arrangement, the terms of which, although not known to us at this time, may prohibit the declaration and payment of dividends without prior lender approval. Any payment of future dividends and the amounts thereof will be dependent upon our earnings, financial requirements and other factors deemed relevant by our Board of Directors, including our contractual obligations.






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POTENTIAL ADVERSE IMPACT OF PREFERRED STOCK ON RIGHTS OF COMMON STOCK

         Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, our Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be materially adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. We have issued one share of preferred stock in connection with a voting trust established for the benefit of holders of Exchangeable Shares. Although we have no present plans to issue additional shares of Preferred Stock, there can be no assurance that we will not do so in the future.

ANTITAKEOVER MEASURES

         Our Articles of Incorporation and By-Laws, along with Wisconsin statutory law, contain provisions that could discourage potential acquisition proposals and might delay or prevent a change in control of us. Such provisions could result in us being less attractive to a potential acquirer and could result in the shareholders receiving less for their Common Stock than otherwise might be available in the event of a takeover attempt.


         FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus contains certain forward-looking statements including: (i) anticipated trends in the Company's financial condition and results of operations, including expected changes in the Company's gross profit, sales and marketing expense, product research and development expense, general and administrative expense and professional expenses; (ii) the Company's business strategy for future growth in the market, including the Company's plans regarding anticipated hiring; and (iii) the Company's ability to distinguish itself from its current and future competitors. When used in the Prospectus, the words "believes," "intends," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. In addition to the other risks described elsewhere in this "Risk Factors" Section, important factors to consider in evaluating such forward-looking statements include: (i) changes in external competitive market factors which might impact trends in the Company's results of operations; (ii) unanticipated working capital and other cash requirements; (iii) general changes in the industries in which the Company competes; and (iv) various other competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" Section, actual results could differ materially from the forward-looking statements contained in this Prospectus.


         THE COMPANY

         Merge Technologies Incorporated is an international provider of clinical information systems integration solutions for healthcare organizations. Current offerings include software, hardware, and integration component products that facilitate networking and information management of image-producing and image-using devices in diagnostic radiology. A hospital or an imaging center can use our components to create a communications bridge between incompatible devices, permit radiologists to use video images on electronic workstations or film as a diagnostic medium and create a diagnostic-quality electronic archive of imaging results. In addition, our products can convert the data generated by medical imaging devices into concise electronic reports with relevant images that may be distributed in a health care organization's information network or included in an electronic patient record ("EPR"). We also have products for integrating the management of clinical and administrative medical information in the manner of the IHE framework that was formulated by a joint activity of RSNA and HIMSS.

         The incompatibility of the various "legacy" imaging devices in a typical radiology department or diagnostic imaging center has made the sharing of diagnostic information difficult. Our MergeBOX(TM) products convert the output of medical image-producing devices such as Computed Tomography ("CT") scanners and Magnetic Resonance ("MR") scanners into an industry-standard network communications protocol known as DICOM (Digital





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Imaging Communications for Medicine or the "DICOM standard"). Our component products also connect various legacy diagnostic image printers and workstations and other image-using devices to a DICOM network. Our MergeCOM(TM) communications software is used worldwide by most medical imaging device manufacturers to build DICOM into new scanners and image-using devices. Our MergePort component product connects healthcare information systems to medical image management systems via DICOM and the HL-7 Healthcare Information Communication Standard.

         Other Merge products store medical images into a permanent electronic archive, facilitate the creation of electronic reports containing relevant diagnostic images, and manage the secure distribution of reports via fax or an intra/extranet. Still other products support the web-based access of healthcare professionals to the medical and administrative information that can improve the timeliness and accuracy of their work. In addition, we also provide consulting services to assist customers in the planning and implementation of electronic imaging information systems.

         Radiology departments and diagnostic imaging centers and their customers benefit from our solutions in a variety of ways including: (i) networking of multiple image-producing and image-using devices eliminates redundancy, resulting in reduced capital equipment expenditures; (ii) permanent electronic archives of diagnostic-quality imaging results can be created, enabling the retrieval of these images and reports at any time in the future;
(iii) the modular architecture of our products allows radiology departments and other diagnostic imaging centers to build their electronic image management systems in an incremental, flexible and cost-effective manner; (iv) with the continued development of health care information technology, diagnostic images and reports collected and managed with our technology can readily be incorporated into a patient's EPR; and (v) the combining of medical and administrative information management with an integrated product suite that promotes the timeliness and accuracy of results, which can translate into improved financial performance.

         We are a Wisconsin corporation and were incorporated on November 25, 1987. Our executive offices are located at 1126 South 70th Street, Suite 107B Milwaukee, Wisconsin 53214-3151, our telephone number is (414) 977-4000 and our Internet address is www.merge.com.


         USE OF PROCEEDS

         Since we will issue all Shares in exchange for the Exchangeable Shares, we will not receive any cash proceeds.


         PLAN OF DISTRIBUTION

ISSUANCE OF COMMON STOCK UPON EXCHANGE OF EXCHANGEABLE SHARES

         We, NS Company and Interpra entered into a Purchase Agreement which resulted in our owning 100% of NS Company, and NS Company owning 100% of the voting equity securities of Interpra. At the same time as it entered into the Purchase Agreement, Interpra issued the Exchangeable Shares to the old Interpra shareholders. The Exchangeable Shares allow Interpra shareholders to exchange each Exchangeable Share for one share of our Common Stock.

         Under the terms of the Share Exchange Agreement, each holder of Exchangeable Shares is entitled (i) at any time through and including August 31, 2004 to require us to exchange any or all of the Exchangeable Shares for shares of our Common Stock, plus (a) cash in the amount of any cash dividends declared but not paid and (b) delivery of any non-cash dividends declared but not paid; and (ii) at any time between August 31, 2004 and September 30, 2004, to require us to redeem any or all of the Exchangeable Shares for $4.50 per Exchangeable Share. In the event that we are liquidated, each Exchangeable Share shall be exchanged automatically for Shares.

         On September 30, 2004, we shall purchase all of the then outstanding Exchangeable Shares for an amount per share equal to the current market price of the Shares plus declared and unpaid dividends.





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         To request an exchange of any Exchangeable Shares represented by one or more certificates, a signed Retraction Request (one blank form is enclosed) needs to be sent to the registered office of Interpra located at 100 Sheppard Avenue, Suite 440, Toronto, Ontario M2N 6N5, fax no.: 416-250-5374, to the attention of the President, along with a copy sent to the registered office of Merge located at 1126 South 70th Street, Suite S107B, Milwaukee, Wisconsin 53214-3151, U.S.A., fax no.: 414-977-4200, to the attention of the President and of the Chief Financial Officer. In each case, the Retraction Request may be sent by mail (postage prepaid), telecopy or by delivery to the respective address and fax number set out above. In addition, the holder shall deliver to us a signed Notice of Retraction in the form attached as Exhibit A to this Prospectus. Upon receipt of all necessary documents, we shall issue to the holder certificates representing Shares and pay any declared but unpaid dividends, whether in cash or in the form of shares.


         DESCRIPTION OF SECURITIES

         The total number of shares of stock which we have authority to issue is 10,000,000 shares of Common Stock, $0.01 par value and 5,000,000 shares of Preferred Stock ("Preferred Stock"), $0.01 par value.

         The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and By-Laws, copies of which are on file with the Securities and Exchange Commission.

COMMON STOCK

         Holders of Common Stock are entitled to one vote per share of Common Stock beneficially owned on each matter submitted to a vote at a meeting of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law ("WBCL") (described below under "Certain Statutory and Other Provisions"). The Common Stock does not have cumulative voting rights, which means that the holders of a majority of voting shares voting for the election of Directors can elect all of the members of the Board of Directors. The Common Stock has no preemptive rights and no redemption or conversion privileges. Subject to any preferences of any outstanding Preferred Stock, the holders of Common Stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the shareholders. Our Articles state that a majority vote of shares represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of shareholders. However, under the WBCL, certain actions require enhanced approval by either a supermajority of two-thirds of all outstanding shares entitled to vote and certain actions require a majority of all outstanding shares entitled to vote. All of the outstanding shares of the Common Stock are, and the shares to be sold by us as part of the Offering when legally issued and paid for will be, fully paid and nonassessable, except for certain statutory liabilities which may be imposed by
Section 180.0622(2)(b) of the WBCL for unpaid employee wages.

PREFERRED STOCK

         Pursuant to the Articles, our Board of Directors may, without further action by our shareholders, from time to time, issue shares of the Preferred Stock in series and may, at the time of issuance, determine the rights, preferences, and limitations of each series. Any dividend preference of any Preferred Stock which may be issued would reduce the amount of funds available for the payment of dividends on Common Stock. Also, holders of the Preferred Stock would normally be entitled to receive a preference payment in the event of our liquidation, dissolution, or winding-up before any payment is made to the holders of Common Stock. The issuance of preferred stock will be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to us or independent legal counsel. Under certain circumstances, the issuance of such Preferred Stock may discourage bids for the Common Stock at a premium or otherwise adversely affect the market price of the Common Stock or may render more difficult or tend to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Although we presently have no plans to issue any of our shares of the Preferred Stock, our Board of Directors, without shareholder approval, may issue the Preferred Stock with voting and conversion rights which could adversely affect the holders of Common Stock.

LIMITATION OF DIRECTOR LIABILITY

         Section 180.0828 of the WBCL provides that officers and directors of domestic corporations may be personally liable only for intentional breaches of fiduciary duties, criminal acts, transactions from which the director derived an improper personal profit and willful misconduct. These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our shareholders. The employment agreements of certain directors and officers contain a provision similar to the provisions of the WBCL.

INDEMNIFICATION

         Under the WBCL, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to us and such breach or failure constituted: (i) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. The WBCL allows a corporation to limit its obligation to indemnify officers and directors by providing so in its articles of incorporation. Our By-Laws provide for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.

CERTAIN STATUTORY AND OTHER PROVISIONS

         The provisions of our By-Laws and the WBCL described in this section may delay or make more difficult acquisitions or changes of control of us not approved by our Board of Directors. Such provisions have been implemented to enable us, particularly (but not exclusively) in the initial years of our existence as a publicly-traded company, to develop our business in a manner which will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our Board of Directors to be in our best interests and our shareholders. Such provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of us, although such proposals, if made, might be considered desirable by a majority of our shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of the Board of Directors.

         Number of Directors; Removal; Vacancies. The By-Laws currently provide that the number of Directors shall be five. The authorized number of Directors may be changed by amendment of the By-Laws. We expect that the By-Laws will be amended before the nominees are elected to the Board of Directors to provide that the number of Directors shall be not less than three nor greater than eleven. The By-Laws also provide that our Board of Directors shall have the exclusive right to fill vacancies on the Board of Directors, including vacancies created by expansion of the Board or removal of a Director, and that any Director elected to fill a vacancy shall serve until the next annual meeting of shareholders. The By-Laws further provide that Directors may be removed by the shareholders only by the affirmative vote of the holders of at least a majority of the votes then entitled to be cast in an election of Directors. This provision, in conjunction with the provisions of the By-Laws authorizing the Board to fill vacant directorships, could prevent shareholders from removing incumbent Directors and filling the resulting vacancies with their own nominees.

         Amendments to the Articles of Incorporation. The WBCL provides authority to us to amend our Articles at any time to add or change a provision that is required or permitted to be included in the Articles or to delete a provision that is not required to be included in the Articles. Our Board of Directors may propose one or more amendments to our Articles for submission to shareholders and may condition our submission of the proposed amendment on any basis if the Board of Directors notifies each shareholder, whether or not entitled to vote, of the shareholders' meeting at which the proposed amendment will be voted upon.

         Constituency or Stakeholder Provision. Under Section 180.0827 of the WBCL (the "Wisconsin Stakeholder Provision"), in discharging his or her duties to us and in determining what he or she believes to be in our best interests, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which we operate and any other factors that the director or officer considers pertinent.

         Wisconsin Antitakeover Statutes. Sections 180.1140 to 180.1144 of the WBCL (the "Wisconsin Business Combination Statute") regulate the broad range of "business combinations" between a "resident domestic corporation" (such as the Company) and an "interested stockholder." The Wisconsin Business Combination Statute defines a "business combination" to include a merger or share exchange, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of the corporation or 10% of its earning power, or the issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, the adoption of a plan of liquidation or dissolution and certain other transactions involving an "interested stockholder," defined as a person who beneficially owns 10% of the voting power of the outstanding voting stock of the corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. Section 180.1141 of the Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Accordingly, the Wisconsin Business Combination Statute's prohibition on business combinations cannot be avoided during the three-year period by subsequent action of the board of directors or shareholders. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock by the interested stockholder prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder, or (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount.

         In addition, the WBCL provides in Sections 180.1130 to 180.1133, that business combinations involving a "significant shareholder" (as defined below) and a "resident domestic corporation" (such as the Company) are subject to a two-thirds supermajority vote of shareholders (the "Wisconsin Fair Price Statute"), in addition to any approval otherwise required. A "significant shareholder," with respect to a resident domestic corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. As a result of completing its initial public offering of Common Stock in 1998, the Company is an "issuing public corporation." Under Section 180.1131 and Section 180.1132 of the WBCL, the business combinations described above must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (i) the aggregate value of the per share consideration is equal to the higher of (a) the highest price paid for any common stock of the corporation by the significant shareholder in the transaction in which it became a significant shareholder of within two years before the date of the business combination, (b) the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled, and (ii) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

         Section 180.1134 of the WBCL (the "Wisconsin Defensive Action Restrictions") provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to (i) acquire more than 5% of the outstanding voting shares at a price above the market price from any individual who or organization which owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares, or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation. The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring shares of our Common Stock with the goal of seeking to have us repurchase such shares at a premium over the market price.

         Section 180.1150 of the WBCL provides that the voting power of shares of public Wisconsin corporations such as us held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to shares acquired directly from us or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

         Certain Antitakeover Effects. Certain provisions of our Articles and By-Laws may have significant antitakeover effects, including the ability of the remaining directors to fill vacancies, and the ability of the Board of Directors to issue "blank check" preferred stock which, in turn, allows the directors to adopt a so-called "rights plan" which would entitle shareholders (other than a hostile bidder) to acquire our stock at a discount.

         The explicit grant in the Wisconsin Stakeholder Provision of discretion to directors to consider nonshareholder constituencies could, in the context of an "auction" of us, have antitakeover effects in situations where the interests of our stakeholders, including employees, suppliers, customers and communities in which we do business, conflict with the short-term maximization of shareholder value.

         The Wisconsin Fair Price Statute may discourage any attempt by a shareholder to squeeze out other shareholders without offering an appropriate premium purchase price. In addition, the Wisconsin Defensive Action Restrictions may have the effect of deterring a shareholder from acquiring the Common Stock with the goal of seeking to have us repurchase the Common Stock at a premium. The WBCL statutory provisions and our Articles and By-Law provisions referenced above are intended to encourage persons seeking to acquire control of us to initiate such an acquisition through arms-length negotiations with our Board of Directors and to ensure that sufficient time for consideration of such a proposal, and any alternatives, is available. Such measures are also designed to discourage investors from attempting to accumulate a significant minority position in us and then use the threat of a proxy contest as a means to pressure us to repurchase shares of Common Stock at a premium over the market value. To the extent that such measures make it more difficult for, or discourage, a proxy contest or the assumption of control by a holder of a substantial block of our Common Stock, they could increase the likelihood that incumbent Directors will retain their positions and may also have the effect of discouraging a tender offer or other attempt to obtain control of us, even though such attempt might be beneficial to us and our shareholders.

         The Board of Directors and the Shareholders have approved resolutions for us to "opt-out" of Section 180.1141, Section 180.1131 and Section 180.1150 of the WBCL.

TRANSFER AGENT

         The transfer agent for the Common Stock is Firstar Trust Company.


         LEGAL MATTERS

         The validity of the issuance of the Shares offered hereby has been passed on for us by Shefsky & Froelich Ltd., Chicago, Illinois.


         EXPERTS

         The consolidated balance sheets of Merge Technologies Incorporated as of and for the years ended December 31, 1999 and December 31, 1998 and the related consolidated statements of operations, stockholders' equity, cash flows, and comprehensive income for the years ended December 31, 1999, December 31, 1998 and December 31, 1997, incorporated by reference in this Prospectus, have been audited by KPMG LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


         AVAILABLE INFORMATION

         We have filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth below.

         We are subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Public Reference Room, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our Common Stock is included for quotation on the Nasdaq SmallCap Market and these reports, proxy statements and other information concerning us may be inspected at the office of the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington, D.C. 20006.



619914
NO DEALER,  SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED
TO GIVE  ANY  INFORMATION  OR TO MAKE  ANY  REPRESENTATIONS                 420,000 SHARES
OTHER THAN  THOSE  CONTAINED  IN THIS  PROSPECTUS  AND,  IF
GIVEN OR MADE,  SUCH  INFORMATION OR  REPRESENTATIONS  MUST
NOT  BE  RELIED  UPON  AS  HAVING  BEEN  AUTHORIZED  BY THE
COMPANY.  THIS  PROSPECTUS  DOES NOT CONSTITUTE AN OFFER TO
SELL OR A SOLICITATION  OF AN OFFER TO BUY TO ANY PERSON IN        MERGE TECHNOLOGIES INCORPORATED
ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION  WOULD
BE  UNLAWFUL  OR TO ANY  PERSON  TO  WHOM  IT IS  UNLAWFUL.
NEITHER THE  DELIVERY OF THIS  PROSPECTUS  NOR ANY OFFER OR
SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,  CREATE
ANY  IMPLICATION  THAT  THERE  HAS  BEEN NO  CHANGE  IN THE                 COMMON STOCK
AFFAIRS  OF  THE  COMPANY  OR  THAT  INFORMATION  CONTAINED              ($0.01 PAR VALUE)
HEREIN IS  CORRECT  AS OF ANY TIME  SUBSEQUENT  TO THE DATE
HEREOF.

                                    EXHIBIT A
                              NOTICE OF RETRACTION

         To the Corporation and Merge Technologies Incorporated:

         This notice is given pursuant to Article 6 of the Exchangeable Share Provisions (the "Share Provisions") attaching to the share(s) represented by this certificate and all capitalized words and expressions used in this notice which are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

         The undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Corporation redeem in accordance with Article 6 of the Share Provisions:

         / / all share(s) represented by this certificate; or / / share(s) only.

         The undersigned hereby notifies the Corporation that the Retraction Date shall be _____________.

         NOTE: The Retraction Date must be a Business Day and must not be less than 10 Business Days nor more than 15 Business Days after the date upon which this notice is received by the Corporation. In the event that no such Business Day is specified above, the Retraction Date shall be deemed to be the tenth Business Day after the date on which this notice is received by the Corporation.

         The undersigned acknowledges the Retraction Call Right of Merge or its Designee to purchase all but not less than all the Retracted Shares from the undersigned and that the giving of this notice to Merge shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Merge or its Designee in accordance with the Retraction Call Right on the Retraction Date for the Retraction Price or Cash Retraction Price, as applicable, and on the other terms and conditions set out in Section 6.3 of the Share Provisions. If Merge determines not to exercise the Retraction Call Right, the Corporation will notify the undersigned of such fact as soon as possible. This notice of retraction and offer to sell the Retracted Shares to Merge or its Designee may be revoked and withdrawn by the undersigned by notice in writing given to the Corporation at any time before the close of business on the Business Day immediately preceding the Retraction Date. If this Notice of Retraction has not been revoked and withdrawn by the undersigned by such time, the undersigned shall be deemed to have agreed to sell the Retracted Shares to Merge or its Designee in accordance with the Retraction Call Right.

         The undersigned acknowledges that if, as a result of solvency provisions of applicable law, the Corporation is not permitted to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Share Exchange Agreement) so as to require Merge or its Designee to purchase the unredeemed Retracted Shares in accordance with the provisions of the Share Exchange Agreement.

         The undersigned hereby represents and warrants to the Corporation, Merge and its Designee that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by the Corporation, Merge or its Designee, as the case may be, free and clear of all liens, claims and encumbrances.

--------------------------------
(Date)

--------------------------------
(Signature of Shareholder)


 Address of Shareholder:

------------------------

------------------------

------------------------

------------------------
NOTE: If the notice of retraction is for less than all of the share(s) represented by this certificate, a certificate representing the remaining shares of the Corporation will be issued and registered in the name of the shareholder as it appears on the register of the Corporation.